APPENDIX TO 10-K
FOR THE YEAR ENDED SEPTEMBER 30, 1996


An explanation of the graphs which appear in the "Financial Highlights" on page 1 of the registrant's annual report for the fiscal year ended September 30, 1996.

SALES GRAPH:
     This stacked bar graph is shipments in millions of dollars for Aircraft Controls and Industrial Controls for the fiscal years ended 1992 through 1996. Consolidated plot points are $374, $331, $333, $380, and $417 with the first plot point being 1992. Aircraft Controls' plot points are $199, $152, $141, $162, and $184.
Industrial Controls' plot points are $175, $179, $192, $218, and $233 for the same time period.

EARNINGS (LOSS):
	The bar graph for consolidated earnings (loss) before the cumulative effect of accounting changes in 1993 is in millions of dollars for fiscal years 1992 through 1996. The plot points beginning with 1992 are $20, $13, -$3, $12, and $22.

EARNINGS (LOSS) AND CASH DIVIDENDS PER SHARE:
	The bar graph for consolidated earnings (loss) and cash dividends per share is for fiscal years ended 1992 through 1996. For fiscal year ended 1993 the points are before cumlative effect of accounting changes. Beginning with 1992, plot points for earnings per share are $7.23, $4.50, -$1.11, $4.11, and $7.67. Cash dividends plot points, beginning with 1992 are $3.70, $3.72, $3.72, $3.72, and
$3.72.